Exhibit 99.1

For Immediate Release
August 9, 2022

Carlyle Secured Lending, Inc. Announces Second Quarter 2022 Financial Results and Increases Quarterly Base Dividend Rate

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CSL” or the “Company”, formerly known as TCG BDC, Inc.) (NASDAQ: CGBD) today announced its financial results for its second quarter ended June 30, 2022 and declared total third quarter dividends $0.40 of per share.

Linda Pace, CSL’s Chief Executive Officer said, “Our second quarter results again demonstrated solid credit performance and attractive, sustainable income returns. Despite complex and evolving macroeconomic conditions, we are positioned for strong income growth from the net reductions in non-accrual assets, increasing interest rates and a favorable deployment environment. As a result, we increased our base dividend rate in the third quarter, with an expectation for additional increases over the coming quarters.”

Selected Financial Highlights

(dollar amounts in thousands, except share and per share data)	June 30, 2022	March 31, 2022
Total investments, at fair value	$1,889,276	$1,873,183
Total assets	2,045,953	1,985,958
Total debt	1,079,954	996,141
Total net assets	$926,493	$950,540
Net assets per common share	$16.81	$17.11

	For the three month periods ended
	June 30, 2022	March 31, 2022
Total investment income	$44,568	$47,509
Net investment income (loss), net of the preferred dividend	20,995	24,644
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	(17,205)	5,164
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$3,790	$29,808

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.40	$0.47
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	(0.33)	0.09
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.07	$0.56
Weighted-average shares of common stock outstanding—Basic	52,421,296	52,892,054
Base dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.08	$0.08

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Quarterly Highlights and Recent Developments
(dollar amounts in thousands, except per share data)
•Net investment income, net of the preferred dividend, for the three month period ended June 30, 2022 was $20,995, or $0.40 per common share, as compared to $24,644, or $0.47 per common share, for the three month period ended March 31, 2022.
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended June 30, 2022 was $(17,205), or $(0.33) per share, as compared to $5,164, or $0.09 per share, for the three month period ended March 31, 2022.
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended June 30, 2022 was $3,790, or $0.07 per common share, as compared to $29,808, or $0.56 per share, for the three month period ended March 31, 2022.
•Net asset value per common share for the quarter ended June 30, 2022 decreased 1.8% to $16.81 from $17.11 as of March 31, 2022 primarily due to widening market yields, partially offset by continued recovery in the valuations of watchlist investments and remains 1.5% higher than the 4Q19 NAV of $16.56.
•The Company repurchased and extinguished 0.5 million shares of the Company's common stock during the three month period ended June 30, 2022, at an average cost of $13.97 per share, or $6,968 in the aggregate, resulting in accretion to net assets per share of $0.03. As of June 30, 2022, there was $10.7 million remaining under the stock repurchase program.
•Subsequent to quarter end, the Board approved extending the existing stock repurchase program by one year through November 5, 2023 and authorized increasing the total size of the program to $200 million, providing an incremental $50 million of repurchasing capacity.
•On August 8, 2022, the Board of Directors declared a base quarterly common dividend of $0.34 plus a supplemental common dividend of $0.06, which are payable on October 14, 2022 to common stockholders of record on September 30, 2022.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of June 30, 2022, the fair value of our investments was approximately $1,889,276, comprised of 161 investments in 125 portfolio companies/investment funds across 28 industries. This compares to the Company’s portfolio as of March 31, 2022, as of which date the fair value of our investments was approximately $1,873,183, comprised of 156 investments in 117 portfolio companies/investment funds across 27 industries.
As of June 30, 2022 and March 31, 2022, investments consisted of the following:

	June 30, 2022		March 31, 2022
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt	$1,257,282	66.5%	$1,224,117	65.4%
Second Lien Debt	290,683	15.4	304,202	16.2
Equity Investments	78,633	4.2	78,699	4.2
Investment Funds	262,678	13.9	266,165	14.2
Total	$1,889,276	100.0%	$1,873,183	100.0%
The following table shows our investment activity for the three month period ended June 30, 2022:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt	$198,625	99.8%	$(156,301)	96.9
Second Lien Debt	430	0.2	(5,000)	3.1
Equity Investments	51	—	(51)	—
Investment Funds	—	—	—	—
Total	$199,106	100.0%	$(161,352)	100.0%
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Overall, total investments at fair value increased by 0.9%, or $16,093, during the three month period ended June 30, 2022 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

As of June 30, 2022, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 8.37%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of June 30, 2022. As of June 30, 2022, on a fair value basis, approximately 1.5% of our debt investments bear interest at a fixed rate and approximately 98.5% of our debt investments bear interest at a floating rate.

The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 13.9% of the Company's total investments at fair value as of June 30, 2022.

Total investments at fair value held by Credit Fund, which is not consolidated with the Company, increased by 1.5%, or $13,881, during the three month period ended June 30, 2022 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of June 30, 2022, Credit Fund had total investments at fair value of $911,698, which were comprised of 100.0% of first lien senior secured loans at fair value. As of June 30, 2022, on a fair value basis, 100.0% of Credit Fund’s debt investments bear interest at a floating rate.
Total investments at fair value held by Credit Fund II, which is not consolidated with the Company, increased by 5.8%, or $13,047 during the three month period ended June 30, 2022 after factoring in repayments, sales, and net change in unrealized appreciation (depreciation). As of June 30, 2022, Credit Fund II had total investments at fair value of $237,360, which were comprised of 89.5% of first lien senior secured loans and 10.5% of second lien senior secured loans at fair value. As of June 30, 2022, on a fair value basis, approximately 2.2% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 97.8% of Credit Fund II’s debt investments bear interest at a floating rate.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
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Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of June 30, 2022 and March 31, 2022:

	June 30, 2022		March 31, 2022
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$60.1	3.9%	$16.9	1.1%
Internal Risk Rating 2	1,124.5	72.7	1,152.0	75.4
Internal Risk Rating 3	288.5	18.6	290.3	19.0
Internal Risk Rating 4	30.0	1.9	28.0	1.8
Internal Risk Rating 5	45.0	2.9	41.1	2.7
Total	$1,548.0	100.0%	$1,528.3	100.0%
As of June 30, 2022 and March 31, 2022, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended June 30, 2022 and March 31, 2022 was $44,568 and $47,509, respectively. Excluding one-time income received during the three month period ended March 31, 2022 from the exit of the investment in SolAero, total investment income for the three month period ended June 30, 2022 increased $1,204 due to higher core interest income from a higher average investment balance and higher benchmark interest rates.

Total expenses for the three month periods ended June 30, 2022 and March 31, 2022 were $22,698 and $21,990, respectively. This $708 net increase during the three month period ended June 30, 2022 was primarily due to an increase in interest expense as a result of a higher average debt balance and higher benchmark interest rates, partially offset by lower incentive fees.

During the three month period ended June 30, 2022, the Company recorded a net realized and unrealized loss of $(17,205). This was driven primarily by the negative impact of widening market yields and, to a lesser extent, inflation driven earnings impacts at certain borrowers, partially offset by continued recovery in the valuations of watchlist investments.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of June 30, 2022, the Company had cash, cash equivalents and restricted cash of $39,291, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $443,395. As of June 30, 2022, the Company had $244,605 of remaining unfunded commitments and $244,464 available for additional borrowings under its revolving credit facility, subject to leverage and borrowing base restrictions.

Dividends

On August 8, 2022, the Board of Directors declared a base quarterly common dividend of $0.34 plus a supplemental common dividend of $0.06, which are payable on October 14, 2022 to common stockholders of record on September 30, 2022.
On June 27, 2022, the Company declared and paid a cash dividend on the Preferred Stock for the period from April 1, 2022 to June 30, 2022 in the amount of $0.438 per Preferred Share to the holder of record on June 30, 2022.
Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday, August 10, 2022 to discuss these quarterly financial results. The call and webcast will be available on the CSL website at carlylesecuredlending.com. The call may be accessed by dialing +1 (646) 307-1963 (U.S.) or +1 (800) 715-9871 (international) and referencing “Carlyle Secured Lending Financial Results Call.” The conference call will be webcast simultaneously via a link on Carlyle Secured Lending’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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CARLYLE SECURED LENDING, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,649,919 and $1,610,824, respectively)	$1,593,901	$1,576,247
Investments—non-controlled/affiliated, at fair value (amortized cost of $37,285 and $38,332, respectively)	32,697	30,771
Investments—controlled/affiliated, at fair value (amortized cost of $271,097 and $271,097, respectively)	262,678	266,165
Total investments, at fair value (amortized cost of $1,958,301 and $1,920,253, respectively)	1,889,276	1,873,183
Cash, cash equivalents and restricted cash	39,291	69,512
Receivable for investment sold/repaid	89,445	13,060
Deferred financing costs	4,044	2,882
Interest receivable from non-controlled/non-affiliated investments	12,875	15,284
Interest receivable from non-controlled/affiliated investments	615	611
Interest and dividend receivable from controlled/affiliated investments	8,565	9,212
Prepaid expenses and other assets	1,842	2,214
Total assets	$2,045,953	$1,985,958
LIABILITIES
Secured borrowings	$443,395	$359,679
2015-1R Notes payable, net of unamortized debt issuance costs of $2,294 and $2,356, respectively	446,906	446,844
Senior Notes, net of unamortized debt issuance costs of $347 and $382, respectively)	189,653	189,618
Payable for investments purchased	322	328
Interest and credit facility fees payable	3,198	2,727
Dividend payable	20,840	21,035
Base management and incentive fees payable	11,581	12,304
Administrative service fees payable	938	825
Other accrued expenses and liabilities	2,627	2,058
Total liabilities	1,119,460	1,035,418

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding as of June 30, 2022 and March 31, 2022	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 52,148,211 and 52,647,158 shares issued and outstanding at June 30, 2022 and March 31, 2022, respectively	521	527
Paid-in capital in excess of par value	1,038,462	1,045,424
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(160,857)	(143,778)
Total net assets	$926,493	$950,540
NET ASSETS PER COMMON SHARE	$16.81	$17.11
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CARLYLE SECURED LENDING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)

	For the three month periods ended
	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$35,362	$33,828
Other income	1,632	1,962
Total investment income from non-controlled/non-affiliated investments	36,994	35,790
From non-controlled/affiliated investments:
Interest income	48	48
Other income	2	2
Total investment income from non-controlled/affiliated investments	50	50
From controlled/affiliated investments:
Interest income	—	3,873
Dividend income	7,524	7,524
Other income	—	272
Total investment income from controlled/affiliated investments	7,524	11,669
Total investment income	44,568	47,509
Expenses:
Base management fees	7,113	7,050
Incentive fees	4,458	5,228
Professional fees	752	783
Administrative service fees	461	406
Interest expense	8,582	7,099
Credit facility fees	588	517
Directors’ fees and expenses	186	160
Other general and administrative	382	394
Total expenses	22,522	21,637
Net investment income (loss) before taxes	22,046	25,872
Excise tax expense	176	353
Net investment income (loss)	21,870	25,519
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	(653)	4,575
Controlled/affiliated	707	1,264
Currency gains (losses) on non-investment assets and liabilities	(39)	(368)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	(21,439)	(11,243)
Non-controlled/affiliated	2,974	614
Controlled/affiliated	(3,487)	8,057
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	4,732	2,265
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	(17,205)	5,164
Net increase (decrease) in net assets resulting from operations	4,665	30,683
Preferred stock dividend	875	875
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$3,790	$29,808
Basic and diluted earnings per common share:
Basic	$0.07	$0.56
Diluted	$0.07	$0.53
Weighted-average shares of common stock outstanding:
Basic	52,421,296	52,892,054
Diluted	52,421,296	58,194,422
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About Carlyle Secured Lending, Inc.

CSL is an externally managed specialty finance company focused on lending to middle-market companies. CSL is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through June 30, 2022, CSL has invested approximately $7.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CSL’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $376 billion of assets under management as of June 30, 2022, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 1,900 people in 26 offices across five continents. Further information is available at www.carlyle.com. Follow Carlyle on Twitter @OneCarlyle.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Daniel Hahn	Kristen Greco
+1-212-813-4900 publicinvestor@carlylesecuredlending.com	+1-212-813-4763 kristen.greco@carlyle.com
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